Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FWK5
•	Trade Date: May 28, 2024
•	Issue Date: May 31, 2024
•	Valuation Date: May 28, 2027
•	Maturity Date: June 3, 2027
•	Term: 3 years
•	Reference Assets: Dow Jones Industrial Average™ (“INDU”), Nasdaq-100 Index® (“NDX”) and Russell 2000® Index (“RTY”)
•	Buffer Level: 80% of each Initial Level
•	Buffer Percentage: 20%
•	Upside Leverage Factor: At least 112.50% (to be determined on the Trade Date).
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:
•	Absolute Value of Percentage Change: -1 x Percentage Change

•	Payment at maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a return equal to the Percentage Change multiplied by the Upside Leverage Factor if the level of the Lesser Performing Reference Asset increases from its Initial Level to its Final Level
•	Positive return equal to the Absolute Value of the Percentage Change of the Lesser Performing Reference Asset, if that Reference Asset decreases by not more than 20%.
•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Asset decreases beyond its Buffer Level if its Final Level is less than its Buffer Level.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
If the Final Level of the Lesser Performing Reference Asset is less than its Buffer Level, you will lose 1% of the principal amount for each 1% decline in the level of that Reference Asset beyond its Buffer Level. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Asset + Buffer Percentage)]

CUSIP: 78017FWK5 I TRADE DATE: May 28, 2024 I ISSUE DATE: May 31, 2024

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here: https://www.sec.gov/Archives/edgar/data/1000275/000114036124023300/ef20028037_424b2.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose Some or a Substantial Portion of the Principal Amount at Maturity.
•	Your Potential Payment at Maturity on the Downside Is Limited.
•	Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in the Reference Assets.
•	The Payments on the Notes Are Subject to Postponement if a Market Disruption Event and Adjustments.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets
•	An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization

The INDU is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Royal Bank of Canada.  Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Notes are not sponsored, endorsed, sold or promoted by SPDJI or Dow Jones or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the INDU.

The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”).  Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes.  Nasdaq makes no representation or warranty, express or implied to the owners of the Notes, or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance.  Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the securities.  Nasdaq has no obligation to take the needs of us or the owners of the Notes into consideration in determining, composing or calculating the NDX.  Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  Nasdaq has no liability in connection with the administration, marketing or trading of the Notes.

The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

CUSIP: 78017FWK5 I TRADE DATE: May 28, 2024 I ISSUE DATE: May 31, 2024